Exhibit 99.1

Contact:	Charles Lambert
Finance Director
Medical Properties Trust
(205) 397-8897
clambert@medicalpropertiestrust.com
MEDICAL PROPERTIES TRUST, INC.
REPORTS SECOND QUARTER 2008 RESULTS
Reports Normalized FFO of $0.38 per Diluted Share;
Completes $425 Million of New Investments in 2008
     Birmingham, Ala., August 7, 2008 — Medical Properties Trust, Inc. (NYSE: MPW) today announced its operating and other results for the quarter and six months ended June 30, 2008.
HIGHLIGHTS
•	Acquired 24 new healthcare properties since April 1 that created substantial improvements to portfolio scale, credit quality, and tenant and geographic diversification;

•	Sold three facilities operated by Vibra Healthcare for $90 million, plus receipt of a $7.0 million ($0.11 per share) early lease termination fee and an $8.0 million prepayment on Vibra’s debt to MPT;

•	Posted second quarter normalized funds from operations (“FFO”) of $0.38 per share, a 31% increase over the prior year;

•	Paid the second quarter dividend of $0.27 per common share on July 11, 2008 that was declared on May 22, 2008;

•	Improved the year-to-date dividend payout ratio to 78% of Adjusted FFO;

•	Increased second quarter net income to $13.8 million, or $0.21 per share compared to $0.23 per share in the prior — year quarter.
  Edward K. Aldag, Jr., MPT’s Chairman, President and Chief Executive Officer, commented on the impact of the year-to-date acquisitions on the Company’s portfolio, “With the recent completion of our purchase of a 20-property portfolio, we have invested more than $425 million in healthcare real estate thus far for 2008, which is $200 million more than the target we established early this year.”

OPERATING RESULTS
     Normalized FFO for the second quarter was approximately $24.9 million ($0.38 per share) compared to $14.3 million ($0.29 per share) a 74% increase over the corresponding period in 2007.
     Normalized FFO excludes: (1) a $9.5 million ($0.15 per share) non-cash write-off of accrued straight-line rent related to three properties that were sold during the quarter; (2) a $3.2 million write-off of deferred financing costs related to an interim facility that was committed by a syndicate of banks in March 2008, but not utilized, to facilitate the recent portfolio acquisition, and (3) a $2.1 million write-off of receivables of discontinued operations. Additionally, normalized FFO includes a $7.0 million ($0.11 per share) early lease termination fee received from Vibra Healthcare.
     Net income for the quarter was approximately $13.8 million ($0.21 per share) compared to $11.5 million ($0.23 per share). In addition to the items described above, second quarter 2008 net income includes a gain on sale of $9.3 million ($0.14 per share) related to the sale of the three Vibra properties. Per share amounts were affected by an increase in the weighted average diluted common shares outstanding to 65.2 million in the second quarter of 2008 from 49.3 million in the comparable 2007 period.
     For the first six months of 2008, normalized FFO increased 64% to $40.2 million from $24.5 million. Net income for the six months ended June 30, 2008 was $25.1 million, a 15% increase compared to the same period in 2007.
FUTURE OPERATIONS
     The Company reiterated its estimation that based solely on its existing portfolio and debt levels, management expects an annualized FFO run-rate of approximately $1.21 per share. The FFO run rate is expected to increase based on the amount, timing and terms of acquisitions to be completed during the remainder of 2008 and beyond. In addition, approximately $940 million in leases and loans include provisions for annual rate increases tied to the U.S. Consumer Price Index. To the extent these leases and loans do not have minimum increases (approximately $659 million with a weighted average minimum annual rate increase of 2.23%), the FFO run rate may increase.
     The estimate could decrease if tenants are unable to pay rent and interest in accordance with the terms of their agreements, if the Company sells income assets without promptly reinvesting the sales proceeds, and if general and administrative costs increase. Interest rate fluctuations on the Company’s variable rate debt may also cause the in-place run rate to increase or decrease.

CONFERENCE CALL AND WEBCAST
     The Company has scheduled a conference call and webcast for Thursday, August 7, 2008 at 11:00 a.m. Eastern Time in order to present the Company’s performance and operating results for the quarter and six months ended June 30, 2008. The dial-in number for the conference call is 866-202-4683 (U.S.) and 617-213-8846 (International), and the passcode is 40644599. Participants may also access the call via webcast at www.medicalpropertiestrust.com. A dial-in and webcast replay of the call will be available shortly after completion of the call. Callers may dial (888) 286-8010 (U.S.) or (617) 801-6888 (International), and use passcode 98204252 for the replay.
About Medical Properties Trust, Inc.
     Medical Properties Trust, Inc. is a Birmingham, Alabama based self-advised real estate investment trust formed to capitalize on the changing trends in healthcare delivery by acquiring and developing net-leased healthcare facilities. These facilities include inpatient rehabilitation hospitals, long-term acute care hospitals, regional acute care hospitals, ambulatory surgery centers and other single-discipline healthcare facilities, such as heart hospitals and orthopedic hospitals.
     The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Words such as “expects,” “believes,” “anticipates,” “intends,” “will,” “should” and variations of such words and similar expressions are intended to identify such forward-looking statements, which include, but are not limited to, statements concerning the payment of future dividends, if any, completion of projects under development, acquisition of healthcare real estate, completion of additional debt arrangements, the capacity of the Company’s tenants to meet the terms of their agreements, the level of general and administrative expense, additional investments, the amount of leases with annual escalators tied to the U.S. Consumer Price Index, annualized FFO run-rate per share. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company or future events to differ materially from those expressed in or underlying such forward-looking statements, including without limitation: national and economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; financing risks; the Company’s ability to maintain its status as a REIT for federal income tax purposes; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally or the healthcare real estate in particular. For further discussion of the facts that could affect outcomes, please refer to the “Risk Factors” section of the Company’s Form 10-K for the year ended December 31, 2007 and Form 10-Q for the quarterly period ended March 31, 2008. Except as otherwise required by the federal securities laws, the Company undertakes no obligation to update the information in this press release.
# # #

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	June 30, 2008	December 31, 2007
	(Unaudited)
Assets
Real estate assets
Land, buildings and improvements and intangible lease assets	$910,694,696	$568,552,263
Mortgage loans	185,000,000	185,000,000
Real estate held for sale	—	81,411,361

Gross investment in real estate assets	1,095,694,696	834,963,624
Accumulated depreciation and amortization	(23,614,558)	(14,772,109)

Net investment in real estate assets	1,072,080,138	820,191,515

Cash and cash equivalents	3,676,748	94,215,134
Interest and rent receivable	12,226,256	10,234,436
Straight-line rent receivable	19,467,852	14,855,564
Other loans	142,397,757	80,758,273
Assets of discontinued operations	2,005,804	13,227,885
Other assets	13,933,430	18,177,879

Total Assets	$1,265,787,985	$1,051,660,686

Liabilities and Stockholders’ Equity
Liabilities
Debt	$567,397,087	$480,525,166
Accounts payable and accrued expenses	27,760,233	21,091,374
Deferred revenue	18,399,668	20,839,338
Lease deposits and other obligations to tenants	11,540,347	16,006,813

Total liabilities	625,097,335	538,462,691

Minority interests	3,405,162	77,552

Stockholders’ equity
Preferred stock, $0.001 par value. Authorized 10,000,000 shares; no shares outstanding	—	—
Common stock, $0.001 par value. Authorized 100,000,000 shares; issued and outstanding - 64,952,407 shares at June 30, 2008, and 52,133,307 shares at December 31, 2007	64,952	52,133
Additional paid in capital	672,210,390	540,501,058
Distributions in excess of net income	(34,727,511)	(27,170,405)
Treasury shares, at cost	(262,343)	(262,343)

Total stockholders’ equity	637,285,488	513,120,443

Total Liabilities and Stockholders’ Equity	$1,265,787,985	$1,051,660,686

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Revenues
Rent billed	$21,273,619	$8,512,373	$36,317,026	$17,472,225
Straight-line rent	2,279,995	2,974,429	3,939,779	3,327,106
Interest and fee income	7,544,536	9,798,596	14,254,577	15,219,519

Total revenues	31,098,150	21,285,398	54,511,382	36,018,850
Expenses
Real estate depreciation and amortization	5,338,292	2,223,502	8,865,887	4,196,407
General and administrative	4,772,314	2,987,114	9,186,449	7,601,233

Total operating expenses	10,110,606	5,210,616	18,052,336	11,797,640

Operating income	20,987,544	16,074,782	36,459,046	24,221,210
Other income (expense)
Interest income	14,810	99,506	117,488	277,721
Interest expense	(12,403,689)	(5,381,638)	(19,523,555)	(10,394,872)

Net other expense	(12,388,879)	(5,282,132)	(19,406,067)	(10,117,151)

Income from continuing operations	8,598,665	10,792,650	17,052,979	14,104,059
Income from discontinued operations	5,241,995	718,932	8,021,463	7,611,475

Net income	$13,840,660	$11,511,582	$25,074,442	$21,715,534

Net Income per common share — basic:
Income from continuing operations	$0.13	$0.22	$0.29	$0.31
Income from discontinued operations	0.08	0.01	0.13	0.16

Net income	$0.21	$0.23	$0.42	$0.47

Net Income per share — diluted:
Income from continuing operations	$0.13	$0.22	$0.29	$0.31
Income from discontinued operations	0.08	0.01	0.13	0.16

Net income	$0.21	$0.23	$0.42	$0.47

Weighted average shares outstanding — basic	64,991,168	49,040,141	59,013,695	45,948,878
Weighted average shares outstanding — diluted	65,173,660	49,293,328	59,164,138	46,155,705

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES
Reconciliation of Net Income to Funds From Operations
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
FFO information
Net income	$13,840,660	$11,511,582	$25,074,442	$21,715,534
Depreciation and amortization
Continuing operations	5,338,292	2,223,502	8,865,887	4,196,407
Discontinued operations	189,375	567,572	757,584	1,134,531
Gain on sale of real estate	(9,327,935)	—	(9,327,935)	(4,061,626)

Funds from operations	$10,040,392	$14,302,656	$25,369,978	$22,984,846

Write-off of straight-line rent	9,548,559	—	9,548,559	1,551,112
Write-off of deferred financing costs	3,185,250	—	3,185,250	—
Write-off of discontinued operations receivables	2,099,027	—	2,099,027	—

Normalized funds from operations	$24,873,228	$14,302,656	$40,202,814	$24,535,958

Share-based compensation	1,795,680	791,406	3,668,592	1,586,653
Deferred financing costs amortization	490,322	273,716	865,263	744,394
Straight-line rent revenue	(2,279,995)	(2,974,429)	(3,939,779)	(3,327,106)

Adjusted funds from operations	$24,879,235	$12,393,349	$40,796,890	$23,539,899

Per share data:
Net income per share, basic and diluted	$0.21	$0.23	$0.42	$0.47
Depreciation and amortization
Continuing operations	0.08	0.05	0.15	0.09
Discontinued operations	—	0.01	0.02	0.03
Gain on sale of real estate	(0.14)	—	(0.16)	(0.09)

Funds from operations	$0.15	$0.29	$0.43	$0.50

Write-off of straight-line rent	0.15	—	0.16	0.03
Write-off of deferred financing costs	0.05	—	0.05	—
Write-off of discontinued operations receivables	0.03	—	0.04	—

Normalized funds from operations	$0.38	$0.29	$0.68	$0.53

Share-based compensation	0.03	0.02	0.06	0.03
Deferred financing costs amortization	0.01	—	0.01	0.02
Straight-line rent revenue	(0.04)	(0.06)	(0.06)	(0.07)

Adjusted funds from operations	$0.38	$0.25	$0.69	$0.51

Funds from operations, or FFO, represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. Management considers funds from operations a useful additional measure of performance for an equity REIT because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, we believe that funds from operations provides a meaningful supplemental indication of our performance. We compute funds from operations in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating funds from operations utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions. Funds from operations should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as indicators of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.
We calculate adjusted funds from operations, or AFFO, by subtracting from or adding to FFO (i) straight-line rent revenue, (ii) non-cash share-based compensation expense, and (iii) amortization of deferred financing costs. AFFO is an operating measurement that we use to analyze our results of operations based on the receipt, rather than the accrual, of our rental revenue and on certain other adjustments. We believe that this is an important measurement because our leases generally have significant contractual escalations of base rents and therefore result in recognition of rental income that is not collected until future periods, and costs that are deferred or are non-cash charges. Our calculation of AFFO may not be comparable to AFFO or similarly titled measures reported by other REITs. AFFO should not be considered as an alternative to net income (calculated pursuant to generally accepted accounting principles) as an indicator of our results of operations or to cash flow from operating activities (calculated pursuant to generally accepted accounting principles) as an indicator of our liquidity.